UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 21, 2005
NATURAL HEALTH TRENDS CORP.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-26272	59-2705336

(Commission File Number)	(IRS Employer Identification No.)

2050 Diplomat Drive, Dallas, Texas	75234

(Address of Principal Executive Offices)	(Zip Code)
(972) 241-4080

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Stock Purchase Agreement
Agreement

Item 1.01 Entry into a Material Definitive Agreement
The information set forth under Item 2.01 of this report is hereby incorporated into Item 1.01 by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets
On December 21, 2005, Natural Health Trends Corp. (the “Company”) entered into a Stock Purchase Agreement dated as of December 21, 2005 with Bannks Foundation, a Lichtenstein foundation and owner of 49% of the common shares of KGC Networks Pte Ltd, a Singapore corporation (“KGC Networks”), pursuant to which the Company sold to Bannks Foundation 51,000 common shares representing 51% the outstanding shares of capital stock of KGC Networks for a total cash purchase price of U.S. $350,000. KGC Networks was a Company subsidiary through which the Company’s Lexxus products were sold into a separate network of independent distributors located primarily in Russia and other Eastern European countries. As a result of this transaction, Bannks Foundation is the owner of all of the issued and outstanding shares of KGC Networks and the Company will no longer consolidate the financial statements of KGC Networks with its own.
In connection with the sale of its interest in KGC Networks, the Company entered into a separate agreement with KGC Networks providing for the payment to the Company of 24 equal monthly installments of approximately $169,000 each relating to inventories ordered and partially delivered to KGC Networks, as well as the Company’s undertaking to continue to supply KGC Networks with certain products for a period of at least 48 months. The parties also agreed to certain arrangements with respect to Paymentech Inc., the present credit card provider to the Company and KGC Networks.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Stock Purchase Agreement dated December 21, 2005 between Natural Health Trends Corp. and Bannks Foundation

10.2	Agreement dated December 21, 2005 between Natural Health Trends Corp. and KGC Networks Pte Ltd.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 28, 2005

NATURAL HEALTH TRENDS CORP.
By:	/s/ Robert H. Hesse
Robert H. Hesse
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Stock Purchase Agreement dated December 21, 2005 between Natural Health Trends Corp. and Bannks Foundation

10.2	Agreement dated December 21, 2005 between Natural Health Trends Corp. and KGC Networks Pte Ltd.